Exhibit 4.17

SHARE PURCHASE DEED

DATED 9th December, 2003

CARLISLE HOLDINGS LIMITED

and

GOVERNMENT OF BELIZE

Relating to the sale and purchase of

52.46 per cent. of the issued share

capital of Belize Telecommunications Limited

THIS DOCUMENT IS EXECUTED AS A DEED AND is made on 9th December, 2003

BETWEEN:

(1)	CARLISLE HOLDINGS LIMITED a private company incorporated under laws of Belize whose registered office is at 60 Market Square, PO Box 1764, Belize City, Belize, Central America (the Seller); and

(2)	GOVERNMENT OF BELIZE whose office is at New Administration Building, Belmopan, Cayo, Belize, Central America (the Purchaser).

BACKGROUND:

(A)	The Seller is the owner of the Shares (as defined below), representing 52.46 per cent. of the issued share capital of Belize Telecommunications Limited (the Company), further details of which are set out in Schedule 1.

(B)	The Seller wishes to sell and the Purchaser wishes to purchase the Shares on the terms and subject to the Condition set out in this deed.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this deed, the definitions and other provisions in Schedule 2 apply throughout this deed, unless the contrary intention appears.

1.2	In this deed, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule to this deed. The schedules form part of this deed.

1.3	The headings in this deed do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Subject to the Condition being satisfied or waived in accordance with clause 3, the Seller shall sell and the Purchaser shall purchase the Shares.

2.2	The Shares shall be sold with full title guarantee free from all Encumbrances and together with all rights attaching to them.

2.3	The initial consideration for the sale of the Shares shall be the sum of US$57,000,000 (the Initial Consideration).

2.4	Immediately after the signature of this deed, the Purchaser shall pay US$52,000,000 of the Initial Consideration to the Seller by transferring US$50,000,000 and BZ$ 4,000,000 by way of an electronic transfer for same day value to such bank account or accounts as the Seller may indicate in writing. The balance of the Initial Consideration (being US$5,000,000) shall be paid in accordance with clause 4.2.

3.	CONDITION PRECEDENT

3.1	The sale and purchase of the Shares is conditional on the Onsale Agreement becoming unconditional except for the condition relating to this deed becoming unconditional.

3.2	Each of the parties shall use reasonable endeavours to procure (so far as it is so able to procure) that the Condition is satisfied on or before the Long Stop Date.

3.3	Without prejudice to any other rights or remedies of the Seller under this deed, the Seller shall be entitled to waive the Condition (or any part of the Condition) by notice in writing to the Purchaser.

3.4	If the Condition is not fulfilled or waived on or before the date referred to in clause 3.2:

(a)	except for this subclause, clauses 1, 9, the clauses after it and Schedule 2, all the other clauses of this deed shall lapse and cease to have effect; but

(b)	the lapsing of those provisions shall not affect any accrued rights or liabilities of any party.

4.	COMPLETION

4.1	Completion shall take place at the Company Secretary’s office, third floor, 212 North Front Street, Belize City, Belize at 10 a.m. on the first Business Day after the date on which the Condition is satisfied or waived or at such other time and on such other date as the Seller and the Purchaser may agree in writing.

4.2	At Completion the Seller shall procure the delivery to the Purchaser of duly executed transfers in favour of the Purchaser or its nominee(s) of all the Shares and the Purchaser shall transfer the balance of the Initial Consideration (being US$5,000,000) to the Seller by way of an electronic transfer for same day value to such bank account or accounts as the Seller may indicate in writing.

4.3	In addition, the Purchaser shall, at completion, if so requested by the Seller, transfer US$2,000,000 to the Seller in the manner set out in clause 4.2 to such bank account or accounts as the Seller may indicate in writing. Following such transfer, the Seller shall transfer BZ$4,000,000 to the Purchaser to such bank account as it may nominate in writing.

5.	WARRANTIES

5.1	The Seller warrants to the Purchaser that:

(a)	the Seller is a corporation validly existing under the laws of Belize with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this deed;

(b)	this deed constitutes valid and binding obligations of the Seller;

(c)	other than as contemplated by this deed, no notices, reports or filings are required to be made by the Seller in connection with the transactions contemplated by this deed, nor are any consents, approvals, registrations, authorisations or permits required to be obtained by the Seller in connection with the execution and performance of this deed;

(d)	on Completion there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares and there is no agreement or commitment to give or create any of the foregoing; and

(e)	the Seller is entitled to transfer or procure the transfer of the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this deed.

5.2	The Purchaser warrants to the Seller that:

(a)	the Purchaser has the requisite power and authority to enter into and perform, and has taken all necessary action to authorise the execution and performance of, its obligations under this deed;

(b)	this deed constitutes valid and binding obligations of the Purchaser; and

(c)	other than as contemplated by this deed, no notices, reports or filings are required to be made by the Purchaser in connection with the transactions contemplated by this deed, nor are any consents, approvals, registrations, authorisations or permits required to be obtained by the Purchaser in connection with the execution and performance of this deed.

5.3	Each of the Warranties set out in clauses 5.1 and 5.2 is separate and independent and, except as expressly provided to the contrary in this deed, is not limited by reference to any other paragraph of that schedule or by anything in this deed.

6.	UNDERTAKING TO SELL

The Purchaser undertakes that it shall procure a sale of all the Shares (subject to this deed becoming unconditional) and the Government Shares to a Third Party Buyer within 60 days after signature of this deed or such later date as may be specified by the Seller in writing (the Long Stop Date).

7.	DEFERRED CONSIDERATION

7.1	As further consideration for the sale of the Shares, the Purchaser shall (subject to the terms of this deed) pay to the Seller an amount calculated in accordance with the formula set out below, provided that if the amount is negative it shall be deemed to be nil (the Deferred Consideration).

Where	A =	the number of the Shares sold by the Seller pursuant to this deed;

	B =	the aggregate of all the issued shares in the capital of the Company acquired by the Third Party Buyer pursuant to clause 6 (the Relevant Shares);

	C =	the aggregate purchase price paid by the Third Party Buyer in respect of the Relevant Shares; and

	D =	US$52,000,000.

7.2	As soon as reasonably practicable but in any event not later than three Business Days after completion of the Onsale Agreement or any other agreement pursuant to which the Purchaser sells and/or procures the sale of all or some of the Government Shares and the Shares, the Purchaser shall pay the Deferred Consideration, if any, to the Seller by way of an electronic transfer for same day value to such bank account or accounts as the Seller may indicate in writing.

7.3	If a dispute arises between the Seller and the Purchaser as to the amount payable by the Purchaser to the Seller under this clause, either the Seller or the Purchaser shall be entitled to refer such dispute in writing to the Independent Accountants for determination in accordance with clause 8.

8.	INDEPENDENT ACCOUNTANTS

8.1	If and whenever any dispute under clause 7.3 is referred to Independent Accountants, it shall be referred to such firm of chartered accountants:

(a)	as the parties to the dispute may agree in writing within five Business Days after the date of such dispute being referred to the Independent Accountants; or

(b)	failing such agreement, as shall be appointed for this purpose on the application of any of the parties to the dispute by the President of the Institute of Chartered Accountants in England and Wales.

8.2	The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the issues relating to the dispute shall be notified to the Independent Accountants in writing by the Seller and the Purchaser, as applicable, within 10 Business Days of the Independent Accountants’ appointment;

(c)	the Independent Accountants shall decide the procedure to be followed in the determination;

(d)	each of the parties to the dispute shall provide (and to the extent it is reasonably able shall procure that its respective accountants, and the Purchaser shall procure that the Group Companies, provide) the Independent Accountants promptly with all information which they reasonably require;

(e)	the determination of the Independent Accountants shall be final and binding on the parties; and

(f)	the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Seller on the one hand and the Purchaser on the other hand or as the Independent Accountants shall determine.

9.	CONFIDENTIALITY

9.1	None of the parties shall make (or permit any other member of the Seller’s Group to make) any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion.

9.2	Nothing in this clause prevents any announcement being made or any confidential information being disclosed:

(a)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)	to the extent required by law or any competent regulatory body, but a party required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

9.3	Nothing in this clause prevents disclosure of confidential information by any party:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person; or

(b)	to that party’s professional advisers, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this clause.

10.	NOTICES

10.1	Any notice or other formal communication given under this deed must be in writing (which includes fax, but not email) and may be delivered or sent by post or fax to the party to be served at its address as follows:

(a) to the Seller at:	60 Market Square PO Box 1764 Belize City Belize Central America

Fax: +501 22 74443

marked for the attention of Philip Osborne

(b) to the Purchaser at:	New Administration Building Belmopan Cayo Belize Central America

Fax: +501 82 23323

marked for the attention of Gian Ghandi

or at such other address or fax number as it may have notified to the other parties in accordance with this clause. Any notice or other document sent by post shall be sent by registered post.

10.2	Any notice or other formal communication shall be deemed to have been given:

(a)	if delivered, at the time of delivery; or

(b)	if posted, at 10.00 a.m. on the fifth Business Day after it was put into the post; or

(c)	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. on any Business Day, and in any other case on the Business Day following the date of transmission.

10.3	In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by registered airmail or that the fax was properly addressed and transmitted, as the case may be.

11.	FURTHER ASSURANCES

Subject as may be expressly provided for elsewhere in this deed, each of the parties, insofar as each is reasonably able, shall procure the doing of all acts (including the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Companies Act, Chapter 250 of the laws of Belize, the articles of association of the Company for the time being or any agreement or obligation affecting any Group Company to give effect to this deed) and/or execute or procure the execution of all deeds and documents in a form reasonably acceptable to the other party or parties concerned to give effect to the terms of this deed and otherwise exercise all other powers and rights available to it to give the other party or parties the full benefit of this deed.

12.	ASSIGNMENTS

The Seller may assign the benefit of this deed to any member of the Seller’s Group without the prior written consent of the Purchaser. Except as stated above, none of the rights or obligations under this deed may be assigned or transferred without the prior consent of all the parties.

13.	GENERAL

13.1	The receipt of the Seller’s legal counsel for any document to be delivered to the Seller will discharge the Purchaser’s obligation to deliver it to the Seller.

13.2	Each of the obligations, warranties (set out in clause 5) and undertakings set out in this deed (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and will not be affected by the waiver of any Condition or any notice given by the Seller in respect of any Condition.

13.3	Time is not of the essence in relation to any obligation under this deed unless one party fails to perform an obligation by the time specified in this deed and the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

13.4	Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this deed.

13.5	This deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this deed.

13.6	The rights of each party under this deed:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

14.	WHOLE AGREEMENT

This deed and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this deed and supersede all previous agreements between the parties relating to these transactions.

15.	GOVERNING LAW AND ARBITRATION

15.1	This deed is governed by and shall be construed in accordance with English law.

15.2	Any dispute arising out of or in connection with this deed including any question regarding its existence, validity or termination, which cannot be resolved amicably between the parties shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules which Rules are deemed to be incorporated by reference under this clause. There shall be 3 arbitrators.

15.3	The arbitral proceedings shall be conducted in the English language.

15.4	The seat or legal place of the arbitral proceedings shall be London, England.

15.5	The Purchaser irrevocably and unconditionally:

(a)	agrees that if the Seller brings proceedings against it or its assets in relation to this deed no immunity from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may in the future acquire;

(c)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any award, order or judgment which may be made or given in arbitration proceedings or related enforcement proceedings.

IN WITNESS whereof this deed has been executed on the date first above written.

SCHEDULE 1

CORPORATE PARTICULARS OF THE COMPANY

Registered office:	Esquivel Telecom Centre St. Thomas Street Belize City Belize

Date and place of incorporation:	3rd April, 1987 / Belize

Directors:	Edward Musa Anthony Mahler Philip T. Osborne Dean Boyce Lord Ashcroft KCMG Social Security Board John Searle Private Investment Limited

Secretary:	Lois Young

Authorised capital:	BZ$100,000,000 divided into 94,000,000 “B” and “C” ordinary shares of BZ$1 each, 6,000,000 preference shares of BZ$2 each and 1 special rights redeemable preference share of BZ$1

Issued capital:	BZ$36,869,719 divided into 8,000,000 “B” ordinary shares of BZ$1 each, 28,869,718 “C” ordinary shares of BZ$1 each and 1 special rights redeemable preference share of BZ$1

SCHEDULE 2

INTERPRETATION

1.	In this deed:

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Belize for normal business;

BZ$ means the lawful currency of Belize;

Completion means completion of the sale and purchase of the Shares in accordance with clause 4;

Condition means the condition precedent to the sale and purchase of the Shares set out in the clause 3.1;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements and any agreement to create any of the foregoing;

Government Shareholders means the Purchaser, the Social Security Board, Social Security Board of the Belize Pension Fund, Development Finance Corporation, Development Finance Corporation Investment Co Ltd, Financial Secretary and the Central Bank Pension Fund, and any other person which from time to time (i) is under the direct or indirect control of the Purchaser and (ii) owns any shares in the Company;

Government Shares means the 1 special rights redeemable preference share of BZ$1 and 11,950,663 “B” and “C” ordinary shares of BZ$1 each in the share capital of the Company held by the Purchaser or persons related or connected with the Purchaser, comprising 480,000 “B” ordinary shares held by the Purchaser, 87,666 “C” ordinary shares held by the Purchaser, 9,491,102 “C” ordinary shares held by the Social Security Board, 373,057 “C” ordinary shares held by the Social Security Board of Belize Pension Fund, 300,779 “C” ordinary shares held by the Development Finance Corporation, 118,264 “C” ordinary shares held by the Development Finance Corporation Investment Co Ltd, 954,795 “C” ordinary shares held by the Financial Secretary and 145,000 “C” ordinary shares held by the Central Bank Pension Fund, plus any other shares acquired by the Purchaser or any persons related or connected with the Purchaser prior to the Long Stop Date;

Group Companies means the Company and its subsidiary undertakings and Group Company means any of them or the relevant one of them as the context requires;

Independent Accountants means such firm of chartered accountants as may be appointed under the clause 8;

Initial Consideration has the meaning given in clause 2.3;

Long Stop Date has the meaning given in clause 6;

Onsale Agreement means the agreement(s) to be concluded between, inter alia, the Purchaser and the Third Party Buyer pursuant to which the Third Party Buyer agrees to acquire all of the Government Shares and the Shares as referred to in clause 6 or an aggregate number of ordinary shares in the Company exceeding 80 per cent. of the ordinary issued share capital of the Company, together with the special rights redeemable preference share of BZ$1;

Seller’s Group means the Seller and all its subsidiary undertakings (other than the Group Companies) from time to time;

Seller’s Warranties means the warranties on the part of the Seller set out in clause 5.1;

Shares means 19,343,451 ordinary shares in the share capital of the Company, comprising 7,520,000 “B” ordinary shares and 11,823,451 “C” ordinary shares;

subsidiary undertaking means any undertaking in which a person holds a majority of the voting rights;

Third Party Buyer means Innovative Communications Corporation, a private company incorporated under the laws of the United States Virgin Islands and a party to an agreement with the Government of Belize dated November 12, 2003; and

US$ means the lawful currency of the United States of America.

2.	In this deed:

(a)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)	references to an individual include his estate and personal representatives; and

(c)	subject to the clause 12, references to a party to this deed include references to the successors or assigns (immediate or otherwise) of that party.

SIGNATORIES

Signed as a deed by CARLISLE	)	/s/ MA Ashcroft
HOLDINGS LIMITED acting by a	)
director and its secretary/two directors	)	/s/ Philip T Osborne

Director		MA Ashcroft

Secretary/Director		Philip T Osborne

Signed, sealed and delivered by	)
GOVERNMENT OF BELIZE this 9th	)
day of December 2003 in the presence of	)
	)		/s/RalphFonseca
	)		Minister of Finance
	)		Government of Belize

/s/ Yvette M Halliday
Justice of Peace